Exhibit 5.1

August 1, 2014	140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM /AFFILIATE OFFICES
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Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088-3453

Re:	$600,000,000 Aggregate Principal Amount of 6.75% Senior Notes due 2019 and
$500,000,000 Aggregate Principal Amount of 7.00% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the issuance of (i) up to $600,000,000 aggregate principal amount of 6.75% Senior Notes due 2019 (the “6.75% Notes”) by the Company under an Indenture dated as of February 26, 2014 (the “6.75% Notes Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and (ii) up to $500,000,000 aggregate principal amount of 7.00% Senior Notes due 2024 (the “7.00% Notes” and together with the 6.75% Notes, the “Notes”) by the Company under an Indenture dated as of June 16, 2014 (the “7.00% Notes Indenture”, and together with the 6.75% Notes Indenture, the “Indentures”) between the Company and the Trustee, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 1, 2014 (the “Registration Statement”). The Notes will be issued in exchange for the Company’s outstanding 6.75% Senior Notes due 2019 (the “Old 6.75% Notes”) and 7.00% Senior Notes due 2024 (the “Old 7.00% Notes”, and together with the Older 6.75% Notes, the “Old Notes”) on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

August 1, 2014

internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indentures and delivered in exchange for the Old Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.05 of the Indentures, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indentures and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) the genuineness of all signatures and the legal capacity of all natural persons, (c) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (d) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

August 1, 2014

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP